Exhibit 99.1

Hennessy Capital Acquisition Corp. III Announces Pricing of $225 Million Initial Public Offering

NEW YORK, June 21, 2017 - Hennessy Capital Acquisition Corp. III (the “Company”) announced today that it priced its initial public offering of 22,500,000 units at $10.00 per unit. Each unit issued in the initial public offering consists of one share of the Company's common stock and one-half of one warrant. Each whole warrant is exercisable to purchase one share of the Company’s common stock at a price of $11.50 per share. The Company has granted the underwriters a 45-day option to purchase up to 3,375,000 additional units to cover over-allotments, if any.  The units are expected to begin trading on Thursday, June 22, 2017 on the NYSE MKT under the symbol “HCACU”. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the NYSE MKT under the symbols “HCAC” and “HCACW”, respectively.

Hennessy Capital Acquisition Corp. III is a newly organized blank check company founded by Daniel J. Hennessy and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company has not selected any specific business combination target and it has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target.  The Company’s acquisition and value creation strategy will be to identify, acquire and, after its initial business combination, build an industrial manufacturing, distribution or services business.

Credit Suisse Securities (USA) LLC and Stifel Nicolaus & Company are acting as joint book-runners for the offering. The offering is being made only by means of a prospectus, copies of which may be obtained from: Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, or by telephone at (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com, and [Stifel Nicolaus & Company, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, or by telephone at (415) 364-2720, or by email at syndprospectus@stifel.com.]

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on June 21, 2017.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company's registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.